                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         CATALINA MARKETING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ------------------------------------------------------------------
     (5)  Total fee paid:

          ------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

     -----------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------------
     (3)  Filing Party:

          ------------------------------------------------------------------
     (4)  Date Filed:

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

                               [Catalina Corp Logo]

                            NOTICE OF ANNUAL MEETING
                                 TO BE HELD ON
                                 JULY 21, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of CATALINA MARKETING CORPORATION, a Delaware corporation (herein called the "Company"), will be held at the offices of the Company, 11300 9th Street North, St. Petersburg, Florida 33716 on Tuesday, July 21, 1998 at 9:00 AM (the "Annual Meeting") for the following purposes:

     1. To elect three Class I Directors;

     2. To ratify and approve the Company's independent public accountants for fiscal 1999; and

     3. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on June 1, 1998 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the Annual Meeting at the offices of the Company, 11300 9th Street North, St. Petersburg, Florida 33716, and will also be available for examination at the Annual Meeting until its adjournment.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                          By Order of the Board of Directors,

                                          /s/George W. Off
                                          George W. Off
                                          Chief Executive Officer
St. Petersburg, Florida
June 19, 1998

IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

                                PROXY STATEMENT

                         CATALINA MARKETING CORPORATION
                             11300 9TH STREET NORTH
                         ST. PETERSBURG, FLORIDA 33716
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JULY 21, 1998
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CATALINA MARKETING CORPORATION, a Delaware corporation (the "Company"), for use at the Company's 1998 Annual Meeting of Stockholders to be held on Tuesday, July 21, 1998 at 9:00 AM at the Company's offices, 11300 9th Street North, St. Petersburg, Florida 33716, and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 11300 9th Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. In addition to this solicitation, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. The Company may, but does not currently plan to, engage a proxy solicitation firm in connection with the solicitation of proxies. The expense of any such engagement is not expected to exceed $10,000. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company will be mailed on or about June 19, 1998 to each stockholder of record as of the close of business on June 1, 1998.

                             VOTING AT THE MEETING

     The Company had 18,424,842 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding as of June 1, 1998. Holders of record of shares of Common Stock at the close of business on June 1, 1998 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record. Holders of a majority of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote thereon are required to approve the proposals set forth herein. For such proposals, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against each such proposal. Also, for these proposals, broker non-votes are not counted as shares present at the meeting and entitled to vote and therefore have no effect. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                      NOMINATION AND ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     The persons named in the enclosed proxy will vote FOR the three nominees named below under "Nominees for Directors" as the three Class I Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class I Directors. Each Class I Director is to hold office until the 2001 Annual Meeting of Stockholders and until his or her respective successor is duly qualified and elected.

     The names and certain information concerning the persons to be nominated to become directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR DIRECTORS". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

     The directors and nominees for director of the Company and executive officers and other significant employees of the Company as of the date of this Proxy Statement, are as follows:

Tommy D. Greer.........................  66   Chairman of the Board
George W. Off..........................  51   Chief Executive Officer and Director
Daniel D. Granger......................  49   President and Chief Operating Officer,
                                              President, Catalina Marketing Services
                                              Division ("CMS") and Director
Philip B. Livingston...................  41   Senior Vice President and Chief
                                              Financial Officer
Michael G. Bechtol.....................  41   Executive Vice President, Retail, CMS
David M. Diamond.......................  39   Executive Vice President, Marketing and
                                              New Applications, CMS
Michael T. McClorey....................  38   President, Health Resource Publishing
                                              Company ("HRP")
Helene Monat...........................  51   Executive Vice President, Sales and
                                              Marketing, HRP and Director
Frank H. Barker........................  67   Director
Frederick W. Beinecke..................  55   Director
Patrick W. Collins.....................  69   Director
Stephen I. D'Agostino..................  64   Director
Thomas W. Smith........................  70   Director
Michael B. Wilson......................  61   Director

     The Board of Directors is divided into three classes, with each class holding office for staggered three year terms. The terms of Class I Directors Frank H. Barker, Patrick W. Collins and George W. Off expire in 1998, the terms of Class II Directors Frederick W. Beinecke, Tommy D. Greer, Helene Monat and Thomas W. Smith expire in 1999 and the terms of Class III Directors Stephen I. D'Agostino, Daniel D. Granger and

Michael B. Wilson expire in 2000. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the officers or directors of the Company.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

     During the fiscal year ended March 31, 1998, the Board of Directors held a total of six meetings. Each member of the Board of Directors attended at least 75% of the meetings of the Board and of the committees of which he or she was a member, with the exception of Frank H. Barker who attended one of two Audit committee meetings prior to his resignation from such Committee in mid 1997.

     The standing committees of the Board of Directors are the Compensation Committee, the Director Grant Plan Committee, the Audit Committee, the Nominating Committee and the International Committee.

     The Compensation Committee, which met on four occasions in fiscal 1998, is responsible for: (i) reviewing and recommending to the Board of Directors an integrated compensation and incentive program for all levels of management; (ii) reviewing, approving and recommending to the Board of Directors other employee compensation plans; and, (iii) reviewing and approving compensation plans for members of the Board of Directors. In addition, the Compensation Committee is responsible for: (a) granting options to purchase Company stock pursuant to the Company's Amended and Restated 1989 Stock Option Plan; (b) determining the number of shares subject to options granted and the exercise price per share; and (c) administering such plan pursuant to its terms. Also, the Compensation Committee has full and exclusive discretionary authority to (1) construe, interpret and apply the terms of the Company's Employee Payroll Deduction Stock Purchase Plan; (2) determine eligibility and adjudicate all disputed claims under such Plan; and (3) administer such Plan in accordance with its terms. The Committee currently consists of Frederick W. Beinecke as Chairman, Patrick W. Collins and Michael B. Wilson.

     The Director Grant Plan Committee, which did not meet in fiscal 1998, is responsible for administering the 1992 Director Grant Plan pursuant to its terms. The Committee currently consists of Tommy D. Greer as Chairman and George
W. Off.

     The Audit Committee, which met on four occasions in fiscal 1998, is responsible for: (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial and auditing personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Committee currently consists of Stephen I. D'Agostino as Chairman and Thomas W. Smith.

     The Nominating Committee, which met on one occasion in fiscal 1998, is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting, and for making recommendations to the Board of Directors concerning the structure and membership of the committees of the Board of Directors. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by stockholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company as well as what particular contribution to the success of the Company such person could be expected to make. The Committee currently consists of Stephen I. D'Agostino as Chairman, Frederick W. Beinecke, Tommy D. Greer and George W. Off.

     The International Committee, which was formed in July 1997 and met on two occasions in fiscal 1998, is responsible for supervising the management of and providing oversight for the Company's international operations. The Committee currently consists of Frank H. Barker and Helene Monat.

NOMINEES FOR DIRECTORS

     The following three persons will be placed in nomination for election to the Board of Directors as Class I Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless otherwise stated in the proxy.

     Frank H. Barker, who was elected as a director of the Company in January 1996, has served as President and Chief Executive Officer of US Dermatologics, Inc. since October 1997. Until his retirement in January 1996, Mr. Barker served as Corporate Vice President responsible for public relations and government affairs and Company Group Chairman responsible for the ophthalmic business and the health promotion/disease prevention business of Johnson & Johnson. Prior to his retirement, Mr. Barker had been employed by Johnson & Johnson for more than twenty-five years.

     Patrick W. Collins, who was elected as a director of the Company in July 1995, was, until his retirement in March 1994, the Vice Chairman and Chief Operating Officer of Ralphs Grocery Company, and a director of Ralphs from 1988 until March 1994. Prior to his most recent position, Mr. Collins was Ralphs' President from February 1976 until March 1994. Mr. Collins is also a director of Bristol Farms and PIA Merchandising Inc.

     George W. Off, one of the Company's founders, became Chief Executive Officer in July 1994 and served as President from October 1992 until April 1998. Prior to that, Mr. Off was Chief Operating Officer from October 1992 until July 1994, after serving as the Company's Executive Vice President from April 1990 to October 1992. Mr. Off was re-elected as a director of the Company in October 1992 after serving in that capacity from 1983 until January 1990. Mr. Off is also a director of Telephone and Data Systems, Inc.

OTHER DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     Tommy D. Greer was the Company's Chief Executive Officer from January 1992 until July 1994, after serving as its President and Chief Operating Officer from January 1989 to January 1992. Mr. Greer has been a director of the Company since April 1989 and currently serves as Chairman. Effective January 1997, Mr. Greer's responsibilities were reduced with the President and Chief Executive Officer of the Company assuming certain of Mr. Greer's day to day responsibilities. Before joining the Company, Mr. Greer had been retired. Prior to retirement Mr. Greer spent 25 years at Texize Chemicals Company, a household products manufacturer, where he was responsible for conceptualizing and marketing many popular cleaning products, including Fantastik Spray Cleaner, Spray & Wash, K2R and Glass Plus. Mr. Greer was President of Texize from 1969 to 1975.

     Daniel D. Granger became President and Chief Operating Officer and has served as a director of the Company since April 1998. Mr. Granger has served as President of CMS, a business unit of the Company, since January 1996. He also served as Executive Vice President, Sales of the Company from January 1996 until April 1998. Prior to January 1996, Mr. Granger had been employed with the Company for eight years, most recently serving as Chief Executive Officer and President of Catalina Electronic Clearing Services, a business unit of the Company.

     Philip B. Livingston joined the Company as Senior Vice President and Chief Financial Officer in October 1995. From 1993 to 1995 he was Vice President and Chief Financial Officer of Celestial Seasonings, Inc., a manufacturer of specialty tea. From 1989 to 1993 he was Vice President and Chief Financial Officer of Kenetech Corporation, an independent energy company. From 1985 to 1989 he held various financial management positions for Genentech, Inc., a manufacturer of pharmaceutical products. Mr. Livingston is a certified public accountant.

     Michael G. Bechtol has served as Executive Vice President, Retail, CMS, since April 1997. In such capacity Mr. Bechtol directs all retail management activities for the Company's core business in the United States. Mr. Bechtol has been employed by the Company in various capacities since 1986.

     David M. Diamond has served as Executive Vice President, Marketing and New Applications, CMS, since January 15, 1997. Prior to joining the Company, Mr. Diamond was a marketing consultant from 1993 to

1996, served as President of Lamaze Publishing Company from 1991 to 1992, and was Senior Vice President of New Products with ActMedia from 1988 to 1991.

     Michael T. McClorey has been President of Health Resource Publishing Company, a subsidiary of the Company, since April 3, 1995. Mr. McClorey joined the Company in 1986 and has served in a variety of sales and retail management positions for the Company, most recently as a senior vice president.

     Frederick W. Beinecke was elected as a director of the Company in January 1993, and also served as a director of the Company from 1985 until January 1990. He has been the President of Antaeus Enterprises, Inc. (a venture capital and marketable securities investment company) since 1982. Mr. Beinecke is also a director of several private companies.

     Stephen I. D'Agostino was elected as a director of the Company in February 1988. Mr. D'Agostino is a consumer marketing consultant and was Chairman of Lord Capital Corporation, an investment bank, from January 1989 to December 1991 and Chairman of Texas State Optical Corp., an optical stores franchiser, from August 1990 to December 1991. Mr. D'Agostino is a director of Super Value Stores, Inc., a grocery wholesaler.

     Helene Monat was elected as a director of the Company in October 1992. Since February 1, 1998, Ms. Monat has served as Executive Vice President, Sales and Marketing, of HRP, a subsidiary of the Company. From January 1997 until January 1998, Ms. Monat served as Vice President, Sales and Marketing of Intelledge Corporation, a marketer of in-store electronic shelf labels and promotional services. From July 1992 until April 1996, Ms. Monat served as the Company's Executive Vice President, Sales. From February 1995 until April 1996, she served as President of Catalina Marketing Services, a business unit of the Company. She was Senior Vice President, Sales, from April 1990 until July 1992 and Vice President, Sales East, prior to that time.

     Thomas W. Smith was elected as a director of the Company in July 1994. Mr. Smith founded and has been President of Prescott Investors, Inc., an investment advisory firm, since 1973. Mr. Smith is on the board of directors of MacDermid, Inc., a distributor of specialty chemicals.

     Michael B. Wilson was elected as a director of the Company in January 1993. He was Vice President, Sales and Marketing, Consumer and Commercial Paper Products, for Georgia-Pacific Corporation until his retirement in September 1992. Mr. Wilson also serves on the board of Worldtex, Inc., a covered yarn manufacturer.

CERTAIN TRANSACTIONS

     In January 1996, the Company and Helene Monat entered into a Consulting Agreement pursuant to which Ms. Monat provided consultative and advisory services to the Company under which she received aggregate compensation during fiscal 1998 of $75,000. The Consulting Agreement had an original term of three years, expiring in January 1999, but was terminated upon Ms. Monat's employment by HRP. This Consulting Agreement was entered into on an arm's length basis on terms no less favorable to the Company than could have been obtained with an unrelated third party.

          SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 31, 1998, certain information regarding the ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, each of its directors and executive officers and all directors and executive officers as a group.

                                                              SHARES BENEFICIALLY
                                                                   OWNED(1)
                  OFFICERS, DIRECTORS AND                     -------------------
                   5 PERCENT STOCKHOLDERS                      NUMBER     PERCENT
                  -----------------------                     ---------   -------
T. Rowe Price Associates (2)................................  2,512,300    13.7%
  100 E. Pratt Street
  Baltimore, MD 21202
The Prudential Insurance Company of America (3).............  1,864,955    10.1%
  Prudential Plaza
  Newark, NJ 07102
Jennison Associates Capital Corp. (3).......................  1,829,100    10.0%
  466 Lexington Avenue
  New York, NY 10017
William Blair & Company, L.L.C..............................  1,407,595     7.7%
  222 West Adams Street
  Chicago, IL 60606
Frederick W. Beinecke (4)...................................  1,141,800     6.2%
  c/o Antaeus Enterprises Inc.
  99 Park Avenue, Suite 2200
  New York, NY 10016
Thomas W. Smith (5).........................................    979,924     5.3%
  323 Railroad Avenue
  Greenwich, CT 06830
Antaeus Enterprises, Inc. (4)...............................  1,044,794     5.7%
  99 Park Avenue, Suite 2200
  New York, NY 10016
Tommy D. Greer..............................................    194,115     1.0%
George W. Off...............................................    213,546     1.2%
Daniel D. Granger...........................................     82,429       *
Philip B. Livingston........................................     31,852       *
Frank H. Barker (6).........................................        667       *
Patrick W. Collins..........................................      1,109       *
Stephen I. D'Agostino (7)...................................     82,844       *
Helene Monat (8)............................................     73,128       *
Michael B. Wilson...........................................      6,430       *
All directors and executive officers as a group (11
  persons)..................................................  2,807,844    14.9%

---------------

 *  Amount represents less than 1% of the Company's Common Stock.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs.
    Greer -- 145,000, Off -- 115,000, Granger -- 64,248 and Livingston -- 25,975
    and Ms. Monat -- 53,259 and all directors and executive officers as a group -- 403,482, all of which options are exercisable within 60 days of March 31, 1998. The beneficial ownership reported above does not include phantom stock units (each unit being the non-voting economic equivalent to one share of Common

    Stock) held by certain officers and directors of the Company under the Catalina Marketing Corporation Deferred Compensation Plan as follows:
    Messrs. Barker -- 1,729.06 units, Collins -- 1,333 units,
    D'Agostino -- 719.68 units, Off -- 102,631.37 units, Livingston -- 2,298.74 units, Smith -- 2,488.79 units, Wilson -- 2,885.72 units and Ms.
    Monat -- 2,500.77 units. Information with respect to beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock is provided based on Schedules 13G or 13D filed by such persons or more recent information provided by such persons.

(2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) The Prudential Insurance Company of America ("Prudential") has direct or indirect voting and/or investment discretion with respect to these securities which are held for the benefit of clients by Prudential's separate accounts, internally managed accounts, registered investment companies, subsidiaries and/or other affiliates. For purposes of the reporting requirements of the Exchange Act, Prudential is deemed to be a beneficial owner of such securities; however, Prudential expressly disclaims that it is, in fact, the beneficial owner of such securities. Prudential owns 100% of the stock of Jennison Associates Capital Corp. ("Jennison"). As a result, Prudential may be deemed to have the power to exercise or direct the exercise of the voting and/or dispositive power that Jennison may have with respect to shares of Common Stock beneficially owned by Jennison. The shares reported by Prudential with the Securities and Exchange Commission may include shares held by Jennison. It is unclear, based on a review of Prudential's and Jennison's Schedule 13G filings, whether Prudential's reported ownership includes shares of Common Stock beneficially owned by Jennison.

(4) Frederick W. Beinecke, a director of the Company, is the President and a director of Antaeus Enterprises, Inc. ("Antaeus"). Mr. Beinecke is also a beneficiary of a trust that is one of four trusts, each of which owns 25% of Antaeus, resulting in the attribution of beneficial owner to Mr. Beinecke of the shares held by Antaeus. The shares listed for Mr. Beinecke include 42,006 shares owned directly by him, 1,044,794 shares held by Antaeus and 55,000 shares held by a trust for his benefit. Antaeus and Mr. Beinecke may be deemed to be part of a group, together with a trust, which group would beneficially own 1,141,800 shares constituting approximately 6.2% of the Company's outstanding shares. Except for the shares owned directly by each of them, Antaeus and Mr. Beinecke disclaim beneficial ownership of all shares.

(5) Shares listed for Mr. Thomas W. Smith, a director of the Company, include 100,884 shares owned directly by Mr. Smith, 421,000 shares held by Idoya Partners, a limited partnership of which Mr. Smith is general partner, 374,000 shares held by Prescott Associates, a limited partnership of which Mr. Smith is general partner, 22,000 shares held by Prescott International Partners, a limited partnership of which Mr. Smith is general partner, 18,000 shares held by Mr. Smith's wife and various other family members, with respect to which he shares voting power, 17,640 shares held in accounts for Mr. Smith's children over which he has trading authority, and 26,400 shares held by Prescott Investors profit sharing account of which Mr. Smith is trustee.

(6) Mr. Barker also beneficially owns options to purchase 6,250 shares of common stock of HRP, a subsidiary of the Company.

(7) Shares listed for Mr. D'Agostino include 1,900 shares held in an IRA account by his wife. Mr. D'Agostino disclaims beneficial ownership of such shares.

(8) Shares listed for Ms. Monat include 378 shares held in a trust account for the benefit of her child. Ms. Monat disclaims beneficial ownership of such shares.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% stockholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% stockholders. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during the Company's last fiscal year.

                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

                                  (PROPOSAL 2)

     The Board of Directors has selected Arthur Andersen LLP to audit the financial statements of the Company for the year ending March 31, 1999. Arthur Andersen LLP has audited the Company's financial statements since 1985. The persons named in the enclosed proxy will vote shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF THE ACCOUNTING FIRM ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1999.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his firm, if he so desires.

                         TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is composed of Messrs. Beinecke as Chairman, Collins and Wilson, all of whom are independent directors. The Committee is responsible to the Board and indirectly to stockholders for assuring that:

     1. The Company's human resource policies are effective in attracting, retaining and developing outstanding executive talent;

     2. The Company has succession plans for senior management positions;

     3. The Company's total compensation program supports the Company's business goals and strategies, reinforces desired corporate behaviors, and properly recognizes performance; and

     4. The Company's compensation levels are internally equitable and externally competitive.

     The Committee sets compensation policies designed to maintain a strong relationship between performance and rewards, to align the interests of the executive officers with those of the stockholders and to actively encourage ownership of the Company's Common Stock. The Committee's actions with regard to executive officers who are members of the Board are subject to Board approval.

EXECUTIVE COMPENSATION POLICY

     The Company's compensation program is designed to attract, motivate, reward and retain the management talent required to achieve aggressive corporate growth and profitability objectives, and thereby increase stockholder value. It is the Company's policy to provide conservatively competitive base salaries to attract and retain highly capable managers, attractive annual incentive bonuses to encourage and reward achievement of the Company's annual growth and profitability goals, and significant equity opportunities to align the interests of management with those of stockholders.

     Because of the unique position the Company occupies within its market sector, there are few peer companies with which the Company can compare its management compensation. Consequently, the Compensation Committee does not rely solely on competitive surveys to set management compensation levels. However, the Compensation Committee does review the executive compensation levels in other publicly held growth companies in related and other industries, and obtains advice from independent consultants as to the Company's pay practices and levels.

     The tax deductibility of a senior executive's compensation is limited to $1 million a year unless such compensation is "performance based" or meets other exemptions under the Code. It is the Company's policy to structure and administer its compensation program for executives to maximize the tax deductibility of executive compensation.

EXECUTIVE COMPENSATION PROGRAM

     The principal elements of the executive compensation program are base salary, annual incentive bonuses and stock options. Key management personnel receive each element of compensation in various combinations, with the portion of total compensation provided by annual incentive bonuses and stock options increasing at higher management levels.

BASE SALARIES

     The Compensation Committee reviews the salaries paid to the Company's executive officers and considers increases based on several factors, including competitive compensation data, individual performance, internal relationships and the performance and prospects of the Company. Effective May 1, 1998, base salaries for Messrs. Off and Livingston were increased by approximately 5%. As of such date and taking into account his promotion to President and Chief Operating Officer, Mr. Granger's base salary was increased by approximately 20%. Also see, " -- Committee Decisions Affecting Chief Executive Officer's Compensation" for a discussion of increases in Mr. Off's salary.

ANNUAL INCENTIVE BONUSES

     Annual incentive bonuses are awarded to the Company's senior management under the annual management incentive plan. Bonuses are set as a maximum percentage of salary by management level and are earned based on individual and Company performance in relation to financial and non-financial objectives set by the Compensation Committee. Bonus maximums range from 20% of salary up to 80% of salary. The objectives for senior management are recommended by the Chief Executive Officer and approved by the Compensation Committee. Cash payments under the annual management incentive plan ranged from 10% to 34% of individual employees' salaries for fiscal 1998.

     With the exception of Mr. Off's bonus, bonuses for fiscal year 1998 were less than bonuses paid for fiscal year 1997. The Compensation Committee set aggressive goals for the management of the Company for fiscal year 1998, which goals were substantially, although not fully, achieved. Examples of the Company's performance include a 26% increase in revenue and a 30% increase in earnings per share for fiscal 1998 as compared to increases of 28% and 20%, respectively, for fiscal 1997.

STOCK OPTIONS

     Annual stock option grants are recommended by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. Grants are based on several factors, including an evaluation of individual performance, tenure with the Company and management level. Special grants are considered to attract experienced managers to join the Company. The Compensation Committee believes that employee stock options are highly important to retain key employees and in aligning employee interests with the stockholders' interests.

COMMITTEE DECISIONS AFFECTING CHIEF EXECUTIVE OFFICER'S COMPENSATION

     As stated above, effective May 1, 1998, Mr. Off's base salary was increased by approximately 5%. Mr. Off's salary level was determined based on his performance and contribution to the Company's performance as evaluated by the Compensation Committee and upon the Compensation Committee's examination of information provided by a survey of executive compensation of other companies similar to the Company.

     Mr. Off's bonus for fiscal 1998 was determined by the Compensation Committee based on specific financial and non-financial performance goals. Mr. Off's incentive bonus of $137,000 for fiscal 1998, 34.2% of his salary, was based upon the Compensation Committee's evaluation of his performance and contribution to the Company's achievements in fiscal 1998, in which increases in revenue, net income and earnings per share were 26%, 21% and 30%, respectively, over the prior year. In relation to this performance, Mr. Off's annual compensation for fiscal 1998 (salary paid and bonus earned) was 14.0% higher than his annual compensation for the prior year.

     In addition, the Compensation Committee granted a stock option for the purchase of 50,000 shares to Mr. Off during fiscal 1998.

RESPECTFULLY SUBMITTED,

Frederick W. Beinecke            Patrick W. Collins            Michael B. Wilson

         COMPENSATION OF EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                                             UNDERLYING
                                         FISCAL                               OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY(a)($)   BONUS($)     GRANTED      COMPENSATION(b)
---------------------------              ------   ------------   --------   ------------   ---------------
George W. Off (c)                         1998      400,010      137,000       50,000          226,911
  President, Chief Executive              1997      388,375       82,240       50,000           69,396
  Officer and Director                    1996      248,630      145,000       50,000           50,676

Daniel D. Granger (c)                     1998      257,289       75,000       30,000           45,249
  Executive Vice President                1997      220,000      110,000       50,000           21,633
  Sales, and President                    1996      195,100      115,000           --           45,225
  Catalina Marketing Services
  Division

Philip B. Livingston (d)                  1998      209,979       60,000       20,000           35,770
  Senior Vice President                   1997      188,247       65,000           --           73,491
  and Chief Financial Officer             1996       90,694       45,000      100,000           83,375

Tommy D. Greer (e)                        1998      120,016           --           --           31,886
  Chairman of the Board                   1997      284,744       87,549           --           19,114
                                          1996      250,016      120,000           --           20,394

---------------

(a) Salary includes all before-tax contributions by the employee to the Company's Deferred Compensation Plan.
(b) Other compensation includes Company matching contributions and all earnings (vested and non-vested) under the Company's Deferred Compensation Plan and 401(k) plan and reimbursement for moving expenses.
(c) After the end of the 1998 fiscal year, Mr. Granger became President and Chief Operating Officer of the Company.
(d) Mr. Livingston joined the Company as Senior Vice President and Chief Financial Officer in October, 1995.
(e) Effective January 1997, Mr. Greer's responsibilities were reduced with Mr. Off assuming certain of Mr. Greer's day-to-day responsibilities.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF STOCK
                                             % OF TOTAL                                    PRICE APPRECIATION
                                              OPTIONS                                    FOR OPTION TERM($)(b)
                               OPTIONS        GRANTED       EXERCISE     EXPIRATION      ----------------------
                              GRANTED(a)    TO EMPLOYEES    PRICE($)        DATE            5%           10%
                              ----------   --------------   --------   ---------------   ---------    ---------
George W. Off (CEO).........    50,000         10.82         25.875        4/22/02        357,439      789,847
Daniel D. Granger...........    30,000          6.49         25.875        4/22/02        214,464      473,908
Philip B. Livingston........    20,000          4.33         25.875        4/22/02        142,976      315,939
Tommy D. Greer..............        --            --             --             --             --           --

---------------

(a) Options granted generally have a term of five years, and become exercisable at the rate of 25% per year, commencing one year after the date of grant, except for options associated with a new hire which generally have a term of six years, become exercisable at the rate of 20% per year, and are subject to early termination in certain instances relating to termination of employment.
(b) Potential Realizable Value is based on the assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration of the option. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                   OPTION EXERCISES AND YEAR END VALUE TABLE

                                                                         AT FISCAL YEAR END
                                                    ------------------------------------------------------------
                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                          SHARES                              OPTIONS                IN-THE-MONEY OPTIONS($)(a)
                         ACQUIRED        VALUE      ----------------------------    ----------------------------
                        ON EXERCISE   REALIZED($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                        -----------   -----------   -----------    -------------    -----------    -------------
George W. Off            49,170.46     5,761,774       67,500         122,500        1,846,563       2,907,188
  (CEO)(b)............
Daniel D. Granger.....      18,252       574,938       44,248          67,500        1,284,618       1,322,812
Philip B.                14,034.65       349,539       20,975          80,000          568,947       2,162,500
  Livingston(c).......
Tommy D. Greer........          --            --      145,000              --        4,522,190              --

---------------

(a) The closing price of the Company's Common Stock was $52.625 per share on March 31, 1998, the last business day of the fiscal year.
(b) Mr. Off exercised options to purchase 150,000 shares of Common Stock of which 1,462.03 shares were withheld for payment of taxes and 49,170.46 shares were issued to Mr. Off. Receipt of the remaining 99,367.51 shares was deferred under the Company's Deferred Compensation Plan and are held as phantom units.
(c) Mr. Livingston exercised options to purchase 17,525 shares of Common Stock of which 1,232.86 shares were withheld for payment of taxes and 14,034.65 shares were issued to Mr. Livingston. Receipt of the remaining 2,257.49 shares was deferred under the Company's Deferred Compensation Plan and are held as phantom units.

COMMON STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total return to stockholders since March 31, 1993 with that of the New York Stock Exchange Index and a peer group consisting of those public companies traded on an exchange and listed under the Standard Industry Classification (S.I.C.) Code 731 for Advertising, and other related S.I.C. Codes. The peer group is made up of:
Acxiom Corporation, Advo, Inc., Concord EFS, Inc., Cendant Corporation, Dun & Bradstreet Corporation, Grey Advertising, Inc., Information Resources, Inc., PIA Merchandising Services, Inc., Quick Response Services, Inc. and Valassis Communications, Inc.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        CATALINA MARKETING CORPORATION,
                    NYSE MARKET INDEX AND PEER GROUP INDEX.

                                [GRAPH]

                                                      CATALINA          NYSE MKT
               MEASUREMENT PERIOD                    MARKETING         VALUATION         PEER GROUP
             (FISCAL YEAR COVERED)                     CORP.             INDEX             INDEX
3/31/93                                                        100               100               100
3/31/94                                                        115               115               104
3/31/95                                                        125               128               115
3/31/96                                                        197               157               151
3/31/97                                                        197               186               176
3/31/98                                                        266               293               256

     Assumes $100 invested on March 31, 1993, in Catalina Marketing Corporation at a closing price of $19.81 on such date, the New York Stock Exchange and the peer group defined. Historical results are not necessarily indicative of future performance.

NON-EMPLOYEE DIRECTOR COMPENSATION

     In addition to grants made pursuant to the Company's 1992 Director Stock Grant Plan, non-employee directors receive $1,500 per day for each one day meeting attended in person, including committee meetings. The Chairman of each committee receives $3,000 annually. Also, non-employee directors receive a fee of $300 for each telephonic Board or committee meeting of less than one hour, or a fee of $1,500 for such telephonic meetings which are in excess of one hour. All expenses in connection with attendance at such meetings are paid by the Company. Also, upon each election or reelection of a non-employee director such director receives an aggregate of 2,000 restricted shares of Common Stock pursuant to the Company's 1992 Director Stock Grant Plan, as amended.

                          FUTURE STOCKHOLDER PROPOSALS

     The Company must receive at its principal office appearing on the front page of this Proxy Statement before February 19, 1999, any proposal which a stockholder wishes to submit to the 1999 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1998. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CATALINA MARKETING CORPORATION, 11300 9TH STREET NORTH, ST. PETERSBURG, FLORIDA 33716. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                          By Order of the Board of Directors

                                          /s/ George W. Off
                                          George W. Off
                                          Chief Executive Officer

June 19, 1998

                                                                        APPENDIX

P                       CATALINA MARKETING CORPORATION

R

O                ANNUAL MEETING OF STOCKHOLDERS--JULY 21, 1998
        THIS PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS
X
       The undersigned, having received the Notice of Annual Meeting of Y Stockholders and the Proxy Statement furnished therewith, hereby appoints
   George W. Off and Barry A. Brooks as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Catalina Marketing Corporation (the "Company") held of record by the undersigned on June 1, 1998, at the Annual Meeting of Stockholders to be held at the Company's offices, 11300 9th Street North, St. Petersburg, Florida 33716, on Tuesday, July 21, 1998 and at any adjournment or postponement thereof.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED BELOW AND FOR EACH OTHER PROPOSAL LISTED BELOW.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



                              FOLD AND DETACH HERE

                                                         Please mark
                                                         your votes as   /X/
                                                         indicated in
                                                         this example.



1. Election of Class I Directors                      FOR      WITHHOLD
   Frank H. Barker, Patrick W. Collins and            / /         / /
   George W. Off.


   INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided:


   ____________________________


2. Proposal to ratify and approve the selection of      FOR   AGAINST  ABSTAIN
   Arthur Andersen LLP as the Company's
   independent public accountants for fiscal 1999.       / /    / /      / /

3. At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.







Signature(s)______________________________________________ Date_____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                              FOLD AND DETACH HERE